EXHIBIT 10.2
ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”) is made and entered into by and between Federal Home Loan Bank of San Francisco (the “Company”), and Winthrop Watson (“Advisor”) as of the Effective Date. For purposes of this Agreement, the “Effective Date” means the later of either (i) January 12, 2026, or (ii) the date on which the Bank receives formal notice of non-objection from the Federal Housing Finance Agency (such agency and any successor thereto, the “Finance Agency”) (each herein referred to individually as a “Party,” or collectively as the “Parties”).

1.SERVICES AND COMPENSATION

Advisor shall perform the services described in Exhibit A (the “Services”) for the Company (or its designee) during the Term (as defined below) of this Agreement, and the Company agrees to pay Advisor the compensation described in Exhibit A for Advisor’s performance of the Services; provided, however, that such compensation and any increases are subject to prior compensation review and non-objection by the Finance Agency and review by the Finance Agency Division of Bank Regulation.

2.CONFIDENTIALITY

A.Definition of Confidential Information. “Confidential Information” means any information (including any and all combinations of individual items of information) that relates to the actual or anticipated business and/or products, research or development of the Company, its affiliates or subsidiaries, or to the Company’s, its affiliates’ or subsidiaries’ technical data, trade secrets, or know-how, including, but not limited to, research, business and product plans, strategies, forecasts, or other information regarding the Company’s, its affiliates’ or subsidiaries’ products or services and markets therefor, customer lists and customers, software, licenses, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, budgets, personnel data, all materials and information of the Bank’s members, shareholders, suppliers, and customers, the Federal Housing Finance Agency or any other applicable regulatory agency, including non-public information and confidential supervisory information, as defined by 12 C.F.R. § 1214.1, and other business information disclosed by the Company, its affiliates or subsidiaries, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment, or other property of Company, its affiliates or subsidiaries. Notwithstanding the foregoing, Confidential Information does not include general knowledge, skill, and experience that Advisor has acquired during the course of or in connection with Advisor’s performance of the Services or from a former employer. Confidential Information shall not include any such information which Advisor can establish (i) was publicly known or made generally available prior to the time of disclosure to Advisor; (ii) becomes publicly known or made generally available after disclosure to Advisor through no wrongful action or inaction of Advisor; or (iii) is in the rightful possession of Advisor, without confidentiality obligations, at the time of disclosure as shown by Advisor’s then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.

B.Nonuse and Nondisclosure. During and after the Term of this Agreement, Advisor will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, including confidential supervisory information, as defined by 12 C.F.R. § 1214.1, and Advisor will not (i) use the Confidential Information, confidential supervisory information, as defined by 12 C.F.R. § 1214.1, for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company, or (ii) subject to Advisor’s right to engage in protected conduct (as set forth in the Protected Activity Not Prohibited section below), disclose the Confidential Information to any third party without the prior written consent of an authorized representative of the Company, except that Advisor may disclose Confidential Information to the extent compelled by applicable law; provided however, prior to such disclosure, Advisor shall provide prior written notice to Company and seek a protective order or such similar confidential protection as may be available under applicable law. Advisor agrees that no ownership of Confidential Information is conveyed to the Advisor. Without limiting the foregoing, Advisor shall not use or disclose any Company property, intellectual property rights, trade secrets or other proprietary know-how of the Company to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs as those developed under this Agreement for any third party. Advisor agrees that Advisor’s obligations under this Section 2.B shall continue after the expiration or earlier termination of this Agreement. Notwithstanding the foregoing, in the event that Advisor becomes an employee of the Bank after expiration of this Agreement, Advisor’s obligations under this Section 2.B will continue only to the extent that they do not impede or conflict with the performance of Advisor’s position, duties, and responsibilities during Advisor’s employment with the Company. Nothing in this Agreement prevents workers from engaging in protected conduct, as described in the Protected Activity Not Prohibited section below.

C.Other Client Confidential Information. Advisor agrees that Advisor will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or current employer of Advisor or other person or entity with which Advisor has an obligation to keep in confidence. Advisor also agrees that Advisor will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

D.Third Party Confidential Information. Advisor recognizes that the Company has received and, in the future, will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Advisor agrees that at all times during the Term of this Agreement and thereafter, Advisor owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

3.OWNERSHIP

A.Assignment of Inventions. Advisor agrees that all right, title, and interest in and to any copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Advisor, solely or in collaboration with others, during the Term of this Agreement and arising out of, or in connection with, performing the Services under this Agreement and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of the Company. Advisor also agrees to promptly make full written disclosure to the Company of any Inventions and to deliver and assign (or cause to be assigned) and hereby irrevocably assigns fully to the Company all right, title and interest in and to the Inventions.

B.Pre-Existing Materials. Subject to Section 3.A, Advisor will provide the Company with prior written notice if, in the course of performing the Services during the Term of this Agreement, Advisor incorporates into any Invention or utilizes in the performance of the Services any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by Advisor or in which Advisor has an interest, prior to, or separate from, performing the Services under this Agreement (“Prior Inventions”), and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable, worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Advisor will not incorporate any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by any third party into any Invention without Company’s prior written permission.

C.Further Assurances. Advisor agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title, and interest in and to all Inventions and testifying in a suit or other proceeding relating to such Inventions. Advisor further agrees that Advisor’s obligations under this Section 3.C shall continue after the expiration or earlier termination of this Agreement.

4.CONFLICTING OBLIGATIONS

A.Advisor represents and warrants that Advisor has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Advisor’s obligations to the Company under this Agreement, and/or Advisor’s ability to perform the Services. Advisor will not enter into any such conflicting agreement during the Term of this Agreement.

B.In light of the unique and specialized nature of Advisor’s services, Advisor shall not have the right to subcontract or delegate the performance of any Services.

5.RETURN OF COMPANY MATERIALS

Upon expiration or the earlier termination of this Agreement and Company’s request, Advisor will immediately deliver to the Company, and will not keep in Advisor’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, tangible embodiments of the Inventions, all devices and equipment belonging to the Company, all electronically-stored information and passwords to access such property, and any reproductions of any of the foregoing items that Advisor may have in Advisor’s possession or control.

6.TERM AND TERMINATION

A.The term of this Agreement will begin on the later of January 12, 2026 or the Effective Date, and will continue until February 1, 2026 (the “Term”). Notwithstanding the foregoing, this Agreement shall be null and void in the event the Effective Date does not occur by February 1, 2026.

B.Termination. Either Party may terminate this Agreement upon giving the other Party seven (7) days prior written notice of such termination pursuant to Section 8.G of this Agreement. The Company may terminate this Agreement immediately and without prior notice if Advisor refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.

C.Survival. Upon any termination, all rights and duties of the Company and Advisor toward each other under this Agreement shall cease except:

(1)     The Company will pay, no later than February 28, 2026, all amounts owing to Advisor for Services completed and accepted by the Company prior to the termination date in accordance with the provisions of Section 1 of this Agreement; and

(2)    the sections entitled Confidentiality, Ownership, Conflicting Obligations, Return of Company Materials, Term and Termination, Independent Contractor; Benefits, and Miscellaneous will survive termination or expiration of this Agreement in accordance with their terms.

7.INDEPENDENT CONTRACTOR; BENEFITS

A.Independent Contractor. It is the express intention of the Company and Advisor that Advisor perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Advisor as an agent, employee or representative of the Company, and Advisor shall not represent to any third party that Advisor is an agent, employee or representative of the Company. Advisor will be solely responsible for determining the means and methods of performing the Services within the overall standards and policies established by the Company. Without limiting the generality of the foregoing, Advisor is not authorized to bind the Company to any liability or obligation or to represent that Advisor has any such authority, and Advisor shall not attempt to bind the Company to any liability or obligation or to represent that Advisor has any such authority to do so. Advisor agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance. Advisor acknowledges and agrees that Advisor is obligated to report as income all compensation received by Advisor pursuant to this Agreement. Advisor agrees to and acknowledges Advisor’s sole obligation to pay all self-employment and other taxes on such income.

B.Benefits. The Company and Advisor agree that Advisor during the Term of this Agreement will receive no Company-sponsored benefits from the Company where benefits include, but are not limited to, paid vacation, sick leave, medical insurance, 401k participation, and severance pay. If Advisor is reclassified by a state or federal agency or court as the Company’s employee, Advisor will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Advisor would otherwise be eligible for such benefits.

8.MISCELLANEOUS

A.Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to the conflicts of law provisions of any jurisdiction.

B.Assignability. This Agreement will be binding upon Advisor’s heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Except as may otherwise be provided in this Agreement, Advisor may not sell, assign or delegate any rights or obligations under this Agreement. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, change of control or otherwise. For the avoidance of doubt, the Company’s successors and assigns are authorized to enforce the Company’s rights under this Agreement

C.Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties. Advisor represents and warrants that Advisor is not relying on any statement or representation not contained in this Agreement. To the extent any terms set forth in any exhibit or schedule conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise expressly agreed by the Parties in such exhibit or schedule.

D.Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E.Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

F.Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

G.Notices. Any notice or other communication required or permitted by this Agreement to be given to a Party shall be in writing and shall be deemed given (i) if delivered personally or by commercial messenger or courier service, (ii) when sent by confirmed facsimile or email, or (iii) if mailed by U.S. registered or certified mail (return receipt requested), to the Party at the Party’s address written below or at such other address as the Party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 8.G.

(1) If to the Company, to:

Federal Home Loan Bank of San Francisco
Attention: Chief Legal Officer
333 Bush Street, Suite 2700
San Francisco, CA 94104

(2)    If to Advisor, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Advisor provided by Advisor to the Company.

H.Attorneys’ Fees. In any court action at law or equity that is brought by one of the Parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that Party may be entitled.

I.Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.

J.Protected Activity Not Prohibited. Advisor understands that nothing in this Agreement shall in any way limit or prohibit Advisor from filing a charge or complaint with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission (“Government Agencies”), including disclosing documents or other information as permitted by law. In addition, Advisor understands that nothing in this Agreement, including its definition of Confidential Information, prevents Advisor from discussing or disclosing information about unlawful acts, such as harassment or discrimination or any other conduct that Advisor have reason to believe is unlawful. Notwithstanding the preceding, Advisor agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts or the activity otherwise protected herein. Advisor further understands that Advisor is not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. Pursuant to the Defend Trade Secrets Act of 2016, Advisor is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Advisor understands that nothing in this Agreement, including its definition of Confidential Information, limits Advisor’s rights to discuss or disclose Advisor’s compensation or the terms or conditions of Advisor’s service relationship with the Company, to the extent protected by applicable law, or otherwise impairs Advisor from assisting other Company current or former service providers in the exercise of their rights under applicable law.

K.Regulatory Approval. Notwithstanding any other provision of this Agreement to the contrary, any payments made to Executive pursuant to this Agreement or otherwise are subject to prior compensation review and non-objection by the Finance Agency, review by the Finance Agency Division of Bank Regulation, and are subject to and conditioned upon compliance with 12 U.S.C. Section 4518, and any applicable laws and regulations, including 12 C.F.R. Part 1230, to the extent deemed applicable by the Finance Agency.

ADVISOR	FEDERAL HOME LOAN BANK OF SAN FRANCISCO

By: /s/ Winthrop Watson	By: /s/ Joan Opp
Name: Winthrop Watson	Name: Joan Opp
Date: 1/7/2026	Title: Chair, Board of Directors
Date: 1/7/2026

Address for Notice

Email Address for Notice:

EXHIBIT A

SERVICES AND COMPENSATION

1.Contact. Advisor’s principal Company contact:

Name: Joan Opp (or the Chair of the Board) / Joe Amato (or the Chief Executive Officer (“CEO”) of the Company)

Title: Chair, Board of Directors / CEO

Email:

Phone:

2.Services. The Services will include, but will not be limited to, the following: Providing advice on transition, strategic, operational and/or regulatory matters as requested by the Chair or CEO. Advisor will not represent to any person or entity that Advisor has any authority to speak or act for the Company.

3.Compensation.

A.The Company will pay Advisor $61,875 for Services provided during the Term, which will be made no later than thirty (30) calendar days following the expiration or earlier termination of the Term.

B.The Company will reimburse Advisor, in accordance with Company policy, for all reasonable expenses incurred by Advisor during the Term in performing the Services pursuant to this Agreement, but only if Advisor receives written consent from an authorized agent of the Company prior to incurring such expenses and submits receipts for such expenses to the Company in accordance with Company policy.

4.Payments.

In order to help prevent adverse tax consequences to Advisor under Section 409A (as defined below), in no event will any payment under Sections 3.A. and 3.B. of this Exhibit be made later than the later of (1) March 15th of the calendar year following the calendar year in which such payment was earned (or expense incurred, as applicable), or (2) the 15th day of the third (3rd) month following the end of the Company’s fiscal year in which such payment was earned (or expense incurred, as applicable).

All payments provided for under this Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (together, “Section 409A”), so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no event will the Company reimburse Advisor for any taxes, interest, or penalties that may be imposed on Advisor as a result of Section 409A or damages for failing to comply with Section 409A.

This Exhibit A is accepted and agreed upon as of 1/7/2026.

ADVISOR	FEDERAL HOME LOAN BANK OF SAN FRANCISCO

By: /s/ Winthrop Watson	By: /s/ Joan Opp
Name: Winthrop Watson	Name: Joan Opp
Date: 1/7/2026	Title: Chair, Board of Directors
Date: 1/7/2026